Exhibit 1

        PROCTER & GAMBLE PHARMACEUTICALS, INC. "Seller") hereby agrees to sell to [BUYER'S NAME] ("Buyer"), and Buyer agrees to buy from Seller, [number of shares] shares of Common Stock of REGENERON PHARMACEUTICALS, INC. (the "Issuer") at $20 per share, or [dollar amount] in the aggregate.
Seller agrees that on November 29, 2001, Seller will deliver or cause to be delivered to Buyer at [Buyer's Address], a certificate or certificates for such shares, duly endorsed for transfer to Buyer or with an accompanying stock power or powers in customary form, against payment by Buyer of the purchase price therefor by wire transfer in immediately available funds to Seller at [bank account] for the account of The Procter & Gamble Company on November 29, 2001.

        Seller represents that Seller is not, and has not been during the preceding three months, an "affiliate" of the Issuer, as such term is defined in Rule 144 under the Securities Act of 1933, and that such shares may be sold at this time by Seller under such Rule 144 without limitation on the amount of securities sold or the manner of sale.

        IN WITNESS WHEREOF, Buyer and Seller have signed this agreement on November 21, 2001.


                         PROCTER & GAMBLE PHARMACEUTICALS, INC.


                         By
                           -----------------------------
                         [BUYER]



                         By /s/ R.C. Stewart
                           -----------------------------